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As filed with the Securities and Exchange Commission on May 6, 2011

Registration No. 333-173666

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form F-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Phoenix New Media Limited
 (Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Fusheng Building Tower 2, 16th Floor
4 Hui Xin Dong Jie, Chaoyang District
Beijing 100029
People's Republic of China
(86) 10 8445 8000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Chris K.H. Lin, Esq. Simpson Thacher & Bartlett LLP 35th Floor, ICBC Tower 3 Garden Road, Central Hong Kong (852) 2514-7600	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42nd Floor, Edinburgh Tower, The Landmark 15 Queen's Road Central Hong Kong (852) 3740-4700

          Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)(2)	Amount to be Registered(2)(3)	Proposed Maximum Offering Price per Class A Ordinary Share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)

Class A ordinary shares, par value $0.01 per share	117,461,000	$1.75	$205,556,750	$23,865

(1)
American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-173736). Each American depositary share represents eight Class A ordinary shares.

(2)
Includes (i) Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and (ii) Class A ordinary shares that may be purchased by the underwriters pursuant to an option to purchase additional Class A ordinary shares represented by American depositary shares. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(4)
Previously paid.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

 Explanatory Note

        The sole purpose of this amendment is to amend the exhibit index, file Exhibit 1.1 to the registration statement and re-file Exhibit 8.1 to the registration statement (in order to replace the form opinion initially filed on April 21, 2011 with the final opinion). No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful neglect or default.

        Pursuant to the form of indemnification agreements filed as Exhibit 10.2 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

        The form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of us and our officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

        We issued the following securities (including options to acquire our ordinary shares) within three years of the date of the registration statement. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Rule 701 or Regulation S under the

Securities Act, or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Purchaser	Date of Sale or Issuance	Title and Number of Securities	Consideration (US$)	Underwriting Discount and Commission
Directors, Officers and Employees	various dates(1)	43,497,237 ordinary shares	1,398,436	N/A
	various dates(2)	options to purchase 104,757,025 ordinary shares	N/A	N/A
	March 21, 2011	19,008,200 restricted shares	N/A	N/A
	March 21, 2011	10,050,958 restricted share units	N/A	N/A
Phoenix Satellite Television (B.V.I) Holding Limited	December 11, 2007	1 ordinary share	N/A	N/A
	May 23, 2008	319,999,999 ordinary shares	N/A	N/A
Morningside China TMT Fund I, L.P.	November 24, 2009	62,400,000 Series A convertible redeemable preferred shares	12,000,000	N/A
Intel Capital Corporation	November 24, 2009	52,000,000 Series A convertible redeemable preferred shares	10,000,000	N/A
Bertelsmann Asia Investments AG	November 24, 2009	15,600,000 Series A convertible redeemable preferred shares	3,000,000	N/A

(1)
On March 12, 2009, we issued 343,500 ordinary shares. On May 13, 2009, we issued 1,240,000 ordinary shares. On June 8, 2009, we issued 2,250 ordinary shares. On June 30, 2009, we issued 31,500 ordinary shares. On July 10, 2009, we issued 3,750 ordinary shares. On July 15, 2009, we issued 180,625 ordinary shares. On August 4, 2009, we issued 11,250 ordinary shares. On August 10, 2009, we issued 2,625 ordinary shares. On August 11, 2009, we issued 33,125 ordinary shares. On August 28, 2009, we issued 937 ordinary shares. On September 3, 2009, we issued 3,500 ordinary shares. On September 18, 2009, we issued 450,000 ordinary shares. On September 28, 2009, we issued 19,875 ordinary shares. On October 14, 2009, we issued 22,500 ordinary shares. On January 12, 2011, we issued 41,151,800 ordinary shares. The issuances of an aggregate of 43,497,237 ordinary shares in total as described above were made pursuant to our 2008 share option plan.

(2)
On July 04, 2008, we issued 67,000,000 options. In November 2008, we issued 1,374,000 options. On July 31, 2009, we issued 10,584,900 options. On September 15, 2009, we issued 10,029,900 options. On January 8th, 2010, we issued 4,557,900 options. On July 1, 2010, we issued 11,210,325 options.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits

        See Exhibit Index beginning on page II-7 of this registration statement.

(b)
Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (4)   For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, the United States of America, on May 6, 2011.

PHOENIX NEW MEDIA LIMITED
By:	/s/ SHUANG LIU Name: Shuang Liu Title: Director and Chief Executive Officer

 SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

        Under the Securities Act, the duly authorized representative in the United States of Phoenix New Media Limited, has signed this registration statement or amendment thereto in New York, on May 6, 2011.

Authorized U.S. Representative Law Debenture Corporate Services Inc.
By:	/s/ KATE LEDYARD Name: Kate Ledyard Title: Managing Director

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 6, 2011.

Signature	Title

* Keung Chui	Chairman of the Board of Directors
/s/ SHUANG LIU Shuang Liu	Director and Chief Executive Officer (principal executive officer)
* Ya Li	Director, Chief Operating Officer
* Daguang He	Director
* Qin Liu	Director
/s/ QIANLI LIU Qianli Liu	Chief Financial Officer (principal financial and accounting officer)

*By:	/s/ SHUANG LIU Shuang Liu Attorney-in-Fact

 PHOENIX NEW MEDIA LIMITED

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement
3.1*	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3.2*	Second Amended and Restated Memorandum and Articles of Association of the Registrant, to become effective upon the completion of the offering
4.1†	Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3)
4.2*	Registrant's Specimen Certificate for Class A ordinary shares
4.3†	Form of Deposit Agreement, between the Registrant, the depositary and holder of the American Depositary Receipts
4.4*	Preferred Share Purchase Agreement, dated as of November 9, 2009, in respect of the sale of the Series A convertible redeemable preferred shares of the Registrant
4.5*	Shareholders' Agreement, dated as of November 24, 2009, by and among the Registrant and the other parties thereto
5.1*	Opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered
8.1	Opinion of Simpson Thacher & Bartlett LLP regarding U.S. tax matters
8.2*	Opinion of Zhong Lun Law Firm, regarding PRC tax matters
8.3*	Opinion of Conyers Dill & Pearman regarding Cayman Islands tax matters (included in exhibit 5.1)
10.1*	Form of the Registrant's Employment Agreements for its executive officers
10.2*	Registrant's 2008 Share Option Plan
10.3*	Registrant's 2011 Restricted Share Unit and Restricted Share Plan
10.4*	Form of Indemnification Agreement with the Registrant's directors and officers
10.5*	Translation of the Exclusive Equity Option Agreement, dated as of December 31, 2009, between Fenghuang On-line and Tianying Jiuzhou
10.6*	Translation of the Exclusive Equity Option Agreement, dated as of December 31, 2009, between Fenghuang On-line and Yifeng Lianhe
10.7*	Translation of the Equity Pledge Agreement, dated as of December 31, 2009, between Fenghuang On-line and Tianying Jiuzhou
10.8*	Translation of the Equity Pledge Agreement, dated as of December 31, 2009, between Fenghuang Online and Yifeng Lianhe
10.9*	Translation of the Exclusive Technical Consulting & Service Agreement, dated as of December 31, 2009, between Fenghuang On-line and Tianying Jiuzhou
10.10*	Translation of the Exclusive Technical Consulting & Service Agreement, dated as of December 31, 2009, between Fenghuang On-line and Yifeng Lianhe

Exhibit Number	Description of Document
10.11*	Translation of Loan Agreement, dated as of December 31, 2009, between Fenghuang On-line and the shareholders of Tianying Jiuzhou
10.12*	Translation of the Loan Agreement, dated as of December 31, 2009, between Fenghuang On-line and the shareholders of Yifeng Lianhe
10.13*	Translation of the Voting Right Entrustment Agreement, dated as of December 31, 2009, between Fenghuang On-line and shareholders of Tianying Jiuzhou
10.14*	Translation of the Voting Right Entrustment Agreement, dated as of December 31, 2009, between Fenghuang On-line and the shareholders of Yifeng Lianhe
10.15*	Translation of the Content, Branding, Promotion and Technology Cooperation Agreement, dated November 24, 2009, between Fenghuang On-line and Phoenix TV
10.16*	Translation of the Supplemental Agreement to the Content, Branding, Promotion and Technology Cooperation Agreement, dated March 28, 2011, between Fenghuang On-line and Phoenix TV
10.17*	Translation of the Program Content License Agreement, dated November 24, 2009, between Phoenix TV and Tianying Jiuzhou
10.18*	Schedule of material differences between the Program Content Agreements entered into between Tianying Jiuzhou and Yifeng Lianhe, respectively, and Phoenix TV
10.19*	Confirmation Letter, dated April 14, 2011, among Tianying Jiuzhou, Yifeng Lianhe and Phoenix Satellite Television Company Limited
10.20*	Translation of the Trademark License Agreement, dated as of November 24, 2009, between Phoenix Satellite Television Trademark Limited and Tianying Jiuzhou
10.21*	Schedule of material differences between the Trademark License Agreements entered into between Tianying Jiuzhou and Yifeng Lianhe, respectively, and Phoenix Satellite Television Trademark Limited
10.22*	Confirmation Letter, dated April 14, 2011, among Tianying Jiuzhou, Yifeng Lianhe and Phoenix Satellite Television Trademark Limited
10.23*	Loan Agreement Memorandum, dated as of January 3, 2011, between Phoenix Satellite Television Co., Ltd and Phoenix Satellite Television Information Limited
10.24*	Translation of the Cooperation Agreement, dated as of December 29, 2009, between China Mobile Communications Corporation and Tianying Jiuzhou
10.25*	Translation of the Cooperation Agreement, dated as of February 14, 2011, between China Mobile Communications Corporation and Tianying Jiuzhou
21.1*	List of Subsidiaries of the Registrant
23.1*	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company
23.2*	Consent of Conyers Dill & Pearman (included in exhibit 5.1)
23.3*	Form of consent of Simpson Thacher & Bartlett LLP (included in exhibit 8.1)
23.4*	Consents of Zhong Lun Law Firm (included in exhibit 8.2 and 99.2)
23.5*	Consent of Grant Sherman Appraisal Limited
23.6*	Consent of Shanghai iResearch Co., Ltd.

Exhibit Number	Description of Document
23.7*	Consents to act as directors
24.1*	Powers of Attorney (included on signature page)
99.1*	Code of Business Conduct and Ethics of the Registrant
99.2*	Opinion of Zhong Lun Law Firm

*
Previously filed.

†
Incorporated by reference to the Registration Statement on Form F-6 filed with the Securities and Exchange Commission with respect to American depositary shares representing our Class A ordinary shares.

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE
PHOENIX NEW MEDIA LIMITED EXHIBIT INDEX